Exhibit 10.6

The Toro Company
Annual Incentive Plan

Article 1. Establishment, Purpose and Duration
1.1Establishment. The Toro Company, a Delaware corporation (the “Company”), has established an annual cash incentive plan known as The Toro Company Annual Incentive Plan, as set forth in this document (this “Plan”). This Plan provides for the grant of Annual Performance Awards, as defined in Section 2.3.
1.2Purpose. The purpose of this Plan is to advance the interests of the Company and its stockholders by providing an annual cash incentive to motivate and incentivize Participants to perform to the best of their abilities and to achieve certain short-term Performance Goals and to link a significant portion of a Participant’s annual compensation to the achievement of such Performance Goals. A further purpose of this Plan is to provide a means through which the Company may attract and retain talented and qualified Employees.
1.3Duration. This Plan will become effective upon its approval by the Board (the “Effective Date”) and will remain in effect until terminated by the Board or a committee thereof.
Article 2. Definitions
Whenever used in this Plan, the following terms shall have the meanings set forth below, and when the meaning is intended, the initial letter of the word shall be capitalized.
2.1“Adverse Action” means any Participant, during or within one (1) year after the termination of employment with the Company, an Affiliate or a Subsidiary, (a) being employed or retained by or rendering services to any organization that, directly or indirectly, competes with or becomes competitive with the Company or such Affiliate or Subsidiary, or rendering such services that are prejudicial or in conflict with the interests of the Company, an Affiliate or a Subsidiary, as reasonably determined by the Committee, or (b) violating any confidentiality agreement or agreement governing the ownership or assignment of intellectual property rights with the Company, as reasonably determined by the Committee, or (c) engaging in any other misconduct or significant act reasonably determined by the Committee to be injurious, detrimental or prejudicial to any interest of the Company, an Affiliate or a Subsidiary.
2.2“Affiliate” means a corporation or other entity (including a partnership or limited liability company) that is controlled by, controlling, or under common control with the Company, and is designated as an Affiliate for purposes of this Plan by the Committee.
2.3“Annual Performance Award” means an award granted under Article 5 of this Plan denominated in cash and in such amount and upon such terms as the Committee may determine, based on the achievement of one or more specified Performance Goals during a Plan Year, or portion thereof, or other time period as determined by the Committee.
2.4“Applicable Law” means any applicable law, rule, or regulation, including without limitation, (a) provisions of the Code, the Exchange Act and any rules or regulations thereunder; (b) corporate, securities, tax, employment, employee benefit or other laws, statutes, rules, requirements or regulations, whether federal, state, local or foreign; and (c) rules of any securities exchange, national market system or automated quotation system on which the Company’s common stock or other equity securities of the Company is then listed, quoted or traded.
2.5“Award Notice” has the meaning set forth in Section 5.1.

Exhibit 10.6
2.6“Beneficial Owner” or “Beneficial Ownership” shall have the meaning ascribed to such terms in Rule 13d-3 of the General Rules and Regulations under the Exchange Act.
2.7“Board” or “Board of Directors” means the Board of Directors of the Company.
2.8“CEO” means the Chief Executive Officer of the Company.
2.9“Change of Control” means any of the following events:
(a)The acquisition by any Person of Beneficial Ownership of twenty percent (20%) or more of either (i) the then-outstanding common stock of the Company (the “Outstanding Company Common Stock”) or (ii) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (a), the following acquisitions shall not constitute a Change of Control: (i) any acquisition directly from the Company, (ii) any acquisition by the Company, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, or (iv) any acquisition by any corporation pursuant to a transaction that complies with clauses (i), (ii) and (iii) of subsection (c) of this Section 2.9; or
(b)Individuals who, as of the Effective Date, constitute the Board of Directors (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a Director subsequent to the Effective Date whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the Directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of Directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or
(c)Consummation of a reorganization, merger or consolidation of the Company or sale or other disposition of all or substantially all of the assets of the Company or the acquisition by the Company of assets or stock of another entity (a “Business Combination”), in each case, unless, following such Business Combination, (i) all or substantially all of the individuals and entities who were the Beneficial Owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than fifty percent (50%) of, respectively, the then-outstanding common stock and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (ii) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, twenty percent (20%) or more of, respectively, the then-outstanding shares of common stock of the corporation resulting from such Business Combination, or the combined voting power of the then-outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and (iii) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

Exhibit 10.6
(d)Approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.
2.10“Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time. For purposes of this Plan, references to sections of the Code shall be deemed to include references to any applicable regulations thereunder and any successor or similar provision.
2.11“Committee” means either: (a) the Compensation & Human Resources Committee of the Board (or a successor committee of the Board) when referring to the administration of this Plan with respect to Executive Officer Participants; and (b) the CEO or one or more other officers of the Company as delegated by the CEO when referring to the administration of this Plan with respect to all non-Executive Officer Participants.
2.12“Company” means The Toro Company, a Delaware corporation, and any successor thereto as provided in Article 14 herein.
2.13“Director” means any individual who is a member of the Board of Directors of the Company.
2.14“Disability” means the disability of the Participant such as would entitle the Participant to receive disability income benefits pursuant to the long-term disability plan of the Company, Affiliate or Subsidiary then covering the Participant or, if no such plan exists or is applicable to the Participant, the permanent and total disability of the Participant within the meaning of Code Section 22(e)(3).
2.15“Effective Date” has the meaning set forth in Section 1.3.
2.16“Employee” means any individual performing services for the Company, an Affiliate, or a Subsidiary and designated as an employee of the Company, an Affiliate, or a Subsidiary on the payroll records thereof. An Employee shall not include any individual during any period such individual is classified or treated by the Company, Affiliate, or Subsidiary as an independent contractor, a consultant, or any employee of an employment, consulting, or temporary agency or any other entity other than the Company, Affiliate, or Subsidiary, without regard to whether such individual is subsequently determined to have been, or is subsequently retroactively reclassified as a common-law employee of the Company, Affiliate, or Subsidiary during such period. An individual shall not cease to be an Employee in the case of: (a) any leave of absence approved by the Company, or (b) transfers between locations of the Company or between the Company, any Affiliates, or any Subsidiaries.
2.17“Employer” means the entity (the Company or any Affiliate or Subsidiary) that employs the Employee.
2.18“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended from time to time. For purposes of this Plan, references to sections of the Exchange Act shall be deemed to include references to any applicable rules and regulations thereunder and any successor or similar provision.
2.19“Executive Officer Participants” are those Participants who are Executive Officers.
2.20“Executive Officers” are those officers of the Company designated by the Board as officers under Section 16 of the Exchange Act and within the meaning of Rule 16a-1(f) under the Exchange Act.
2.21“Maximum Payout” has the meaning set forth in Section 5.2(b).
2.22“Participant” means as to any Performance Period, an eligible Employee as set forth in Article 4 to whom an Annual Performance Award has been granted by the Committee for that Performance Period.
2.23“Participation Factor” has the meaning set forth in Section 5.2(a).
2.24“Performance Goal” means, with respect to any applicable Annual Performance Award, one or more targets, goals or levels of attainment required to be achieved during a specified Performance Period as determined by the Committee in its sole discretion and as set forth in the Participant’s Award

Exhibit 10.6
Notice and which may be based on any one or more performance measures, including without limitation, revenue; net revenue; revenue growth; revenues from new or certain products; material, labor or manufacturing costs; costs of goods sold; selling, general and administrative expenses; operating expenses; non-cash expenses; tax expense; non-operating expenses; total expenses; gross margin; net operating income; earnings before interest, taxes, depreciation and amortization (EBITDA); earnings before interest and taxes (EBIT); net operating income after taxes (NOPAT); net earnings or net earnings per share; net earnings before taxes; net cash flow; net cash flow from operations; free cash flow; profit margins; cash and cash equivalents; days sales outstanding; inventories; total, current, fixed or net assets; working capital; total capital; plant utilization; manufacturing overhead variance; accounts receivable or payable; total, current or accrued liabilities; total, net, long-term or short-term debt; principal payments; interest expense; credit rating; total stockholders’ equity or return; after-tax interest; liquidity; stock price; dividends; stock repurchases; price/earnings ratio; market capitalization; book value; return on assets, equity or invested capital; economic profit (for example, economic value added); dealer/channel size/scope or performance/effectiveness; order fill rate; customer satisfaction, retention or service/care; brand awareness or perception; market share; warranty rates; channel inventory; service quality; strategic business objectives; introduction of new products; acquisitions or dispositions; improvements in capital structure; employee performance, engagement or satisfaction; safety; quality; or environmental, social or governance metrics. Any one or more of these or other performance measure(s) may be used to measure the performance of the Company, Subsidiary or Affiliate, as a whole or any division or business unit of the Company, product or product group, region or territory, Subsidiary or Affiliate, or any combination thereof, as the Committee may deem appropriate. Any performance measure(s) can be used in an algebraic formula (e.g., averaged over a period, combined into a ratio, compared to a budget or standard, compared to previous periods and/or other formulaic combinations), or compared to the performance of a group of comparator or other companies, or a published or special index that the Committee, in its sole discretion, deems appropriate.
2.25“Performance Period” means the period of time, as determined by the Committee, during which one or more Performance Goals must be met in order to determine the degree of payout with respect to an Annual Performance Award, which period of time typically will be a Plan Year or a portion of the Plan Year.
2.26“Person” shall have the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d) thereof.
2.27“Plan” means The Toro Company Annual Incentive Plan, as amended and restated from time to time in accordance with Article 12.
2.28“Plan Year” means the Company’s fiscal year which, as of the Effective Date, begins November 1 and ends on October 31 of the following calendar year.
2.29“Qualified Retirement” shall have the meaning established by the Committee from time to time or, if no such meaning is established, shall mean the voluntary termination of employment with the Employer at or after age 55 and with a total number of years of service with one or more Employers that, when added together with the Participant’s age, equals at least 65.
2.30“Subsidiary” means any corporation or other entity, whether domestic or foreign, in which the Company has or obtains, directly or indirectly, an interest of more than fifty percent (50%) by reason of stock ownership or otherwise.
2.31“Target Payout” has the meaning set forth in Section 5.2(a).
2.32“Threshold Payout” has the meaning set forth in Section 5.2(c).
2.33“Tax Laws” has the meaning set forth in Section 13.3.
Article 3. Administration
3.1Responsibility for Plan Administration. The Committee shall be responsible for administering this Plan. The Committee may employ attorneys, consultants, accountants, agents, and other individuals, any of whom may be an Employee, and the Committee, the Company and its officers and Directors shall be entitled to rely upon the advice, opinions, or valuations of any such individuals.

Exhibit 10.6
3.2Authority of the Committee. Subject to any express limitations set forth in this Plan, the Committee shall have full and exclusive discretionary power, authority, and discretion to take such actions as it deems necessary and advisable with respect to the administration of this Plan including without limitation, the power to:
3.3(a)    determine from time to time which Employees eligible under this Plan pursuant to Article 4 shall be granted Annual Performance Awards for a particular Performance Period;
3.4(b)    prescribe the terms and conditions of Annual Performance Awards;
3.5(c)    interpret this Plan and the Annual Performance Awards;
3.6(d)    adopt such procedures and subplans as are necessary or appropriate to permit participation in this Plan by Employees who are foreign nationals or employed outside of the United States and take any action, before or after an Annual Performance Award is made, that it deems advisable to obtain approval or comply with any necessary local government regulatory exemptions or approvals;
3.7(e)    adopt rules for the administration, interpretation and application of this Plan as are consistent with this plan and interpret, amend, or revoke any such rules; and
3.8(f)    amend this Plan and the terms of any Annual Performance Award as set forth in Article 12.
3.9Delegation. The Committee, in its sole discretion and on such terms and conditions as it may provide, may delegate all or part of its authority and powers under this Plan to one or more committees, directors, officers, and/or other employees of the Company, except that any matters affecting Executive Officer Participants shall remain with the Compensation & Human Resources Committee of the Board, or another committee of the Board consisting solely of independent directors, as defined by The New York Stock Exchange.
3.10Discretion. The Committee may exercise its duties, power, and authority under this Plan in its sole discretion without the consent of any Participant or other party, unless this Plan specifically provides otherwise. The Committee will not be obligated to treat Participants or Employees eligible to participate in this Plan uniformly, and any and all actions, decisions, determinations and interpretations made under this Plan may be made by the Committee in its sole discretion and selectively among Participants or Employees eligible to participate in this Plan, whether or not such Participants and Employees eligible to participate in this Plan are similarly situated.
3.11Decisions Binding. All actions taken, and all decisions, determinations and interpretations made, by the Committee and any delegate of the Committee pursuant to the provisions of this Plan shall be final, conclusive and binding upon the Participants, the Company, any Affiliate or any Subsidiary and all other interested individuals and shall be given the maximum deference permitted by Applicable Law.
3.12Indemnification. Subject to any limitations and requirements of Applicable Law, each individual who is or shall have been a member of the Board, or a Committee appointed by the Board, or an officer or Employee of the Company to whom authority was delegated in accordance with Section 3.3 and acting in good faith, shall be indemnified and held harmless by the Company against and from any loss, cost, liability or expense that may be imposed upon or reasonably incurred by such individual in connection with or resulting from any claim, action, suit or proceeding to which such individual may be a party or in such individual may be involved by reason of any action taken or failure to act under this Plan and against and from any and all amounts paid by such individual in settlement thereof, with the Company’s approval, or paid by such individual in satisfaction of any judgment in any such action, suit or proceeding against such individual, provided such individual shall give the Company an opportunity, at its own expense, to handle and defend the same before such individual undertakes to handle and defend it on such individual’s own behalf, unless such loss, cost, liability or expense is a result of such individual’s own willful misconduct or except as expressly provided by statute. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such individuals may be entitled

Exhibit 10.6
under the Company’s Restated Certificate of Incorporation or Amended and Restated Bylaws, as each may be amended from time to time, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.
Article 4. Eligibility and Participation
4.1Eligible Participants. Individuals eligible to participate in this Plan include (a) all regular, salaried, exempt Employees whose permanent work location is in the United States (“U.S. Employees”) at a certain level or position, as determined by the Committee, and (b) Employees who are not U.S. Employees and who are determined by the Committee to be eligible for participation. Notwithstanding the foregoing, any Employee who is employed in a position that provides the Employee with the opportunity to participate in a sales compensation plan or program sponsored by an Employer in which such Employee may receive incentive sales compensation, including but not limited to sales commission, is not eligible to participate in this Plan.
4.2Actual Participants. Subject to the provisions of this Plan, the Committee may, from time to time, select from all eligible Participants as described in Section 4.1, those Employees to whom Annual Performance Awards shall be granted for a particular Performance Period and shall determine, in its sole discretion, the nature of any and all terms permissible by Applicable Law and the amount and terms of each Annual Performance Award to be granted to each Participant. In addition, the Committee, in its sole discretion, will determine whether Employees who are hired after the commencement of a Performance Period shall participate in this Plan for that Performance Period.
4.3No Right to Participate. Participation in this Plan is in the sole discretion of the Committee, and on a Performance Period by Performance Period basis. An Employee who is a Participant and granted an Annual Performance Award for a given Performance Period in no way is guaranteed or assured of being selected for participation in any subsequent Performance Period.
Article 5. Grant and Terms of Annual Performance Awards
5.1Grant of Annual Performance Awards. Subject to the terms and conditions of this Plan, the Committee, at any time and from time to time, may grant to Participants Annual Performance Awards denominated in cash and in such amounts and upon such terms as the Committee may determine, based on the achievement of one or more specified Performance Goals during a Performance Period. With respect to each Annual Performance Award, the Company will communicate to each Participant such Participant’s Target Payout, the applicable Performance Goal(s), the applicable Performance Period, and any adjustment events that may apply to the Participant’s Annual Performance Award (such communication(s), collectively, the “Award Notice”). Annual Performance Awards to a Participant are voluntary and occasional and an Annual Performance Award provided to a Participant in any one year does not create any contractual or other right of a Participant to receive future Annual Performance Awards, or benefits in lieu of Annual Performance Awards, even if Annual Performance Awards have been provided to a Participant repeatedly in the past. The terms of Annual Performance Awards as described in an Award Notice and this Plan are not negotiable, but a Participant may refuse to accept the Annual Performance Award by immediately notifying the Company’s Vice President, Human Resources, Managing Director, Total Rewards & Employee Services, or Vice President, General Counsel and Corporate Secretary, in writing.
5.2Target, Maximum, Threshold and Other Payout Levels.
(a)The target amount that may be paid with respect to an Annual Performance Award (the “Target Payout”) shall be determined by the Committee and typically will be based on a percentage of a Participant’s actual fiscal year annual base salary earnings subject to adjustment from time to time (“Participation Factor”), in each case within the range established by the Committee for each Participant and subject to adjustment from time to time.
(b)The Committee also shall establish a maximum potential payout amount (the “Maximum Payout”) with respect to an Annual Performance Award in the event Performance Goals are exceeded by an amount established by the Committee at the time Performance Goals are established.

Exhibit 10.6
(c)The Committee also may establish a threshold or minimum potential payout amount (the “Threshold Payout”) with respect to an Annual Performance Award in the event Performance Goals are met by an amount established by the Committee at the time Performance Goals are established.
(d)The Committee may establish curves, matrices, or other measurements for prorating the amount of payouts for achievement of Performance Goals at greater than the Threshold Payout, but less than the Target Payout or at greater than the Target Payout, but less than the Maximum Payout.
5.3Establishment of Performance Goals, Weightings, and Payout Opportunities. The Committee will establish one or more Performance Goals to be used to measure performance for a Performance Period and the method to be used to determine what portion, if any, of an Annual Performance Award has been earned for the Performance Period. The Performance Goals may include a mix of overall corporate, group, division, strategic, individual or other performance or other types of goals and may vary by Participant and by title, position, duties and responsibilities or other factors. If more than one specific Performance Goal is used for any Performance Period, the Committee will establish a weighting for each Performance Goal. The Committee also will establish payout opportunities for the Performance Goals, which may include threshold, target, maximum and other award opportunities. For purposes of clarity, the Performance Goals, weightings, and payout opportunities established by the Committee may be (but need not be) different for each Performance Period and different Performance Goals may be applicable to different Participants in a Performance Period.
5.4Use of a Minimum Threshold Objective or Minimum Funding Trigger. The Committee may establish a minimum threshold objective for any Performance Goal for any Performance Period, which if not met, would result in no payout being made to any Participant with such Performance Goal for such Performance Period. In addition, the Committee may establish a minimum funding trigger for any Performance Goal for any Performance Period, which if not met, would result in no payout being made to any Participant for such Performance Period.
Article 6. Determination of Performance Goal Achievement and Payouts
6.1Payouts Dependent Upon Performance Goal Achievement. Except as otherwise provided in Section 6.9, the payout of an Annual Performance Award (or the amount of cash payable in settlement of an Annual Performance Award) to a Participant will be determined by reference to the specified Performance Goals achieved during the Performance Period in accordance with the Participant’s Award Notice for such Annual Performance Award.
6.2Evaluation, Determination and Certification of Performance Goal Achievement and Payouts. As soon as reasonably practicable after the completion of a Performance Period, the Committee will evaluate, determine, and certify whether and to what extent each Performance Goal has been achieved during the Performance Period and the amount of payouts, if any, with respect to each Annual Performance Award. In evaluating whether and to what extent each Performance Goal has been achieved during the Performance Period, the Committee shall have the discretion to reduce or otherwise revise the amount that would otherwise be paid under the payout formula to a Participant based on the Committee’s evaluation of the quality of corporate, group, division, strategic, individual or other performance. Annual Performance Award payouts will be interpolated between the various applicable levels of performance attained for the Performance Goals for the Performance Period, and payouts will be rounded down to the nearest dollar.
6.3Adjustment Events. In evaluating and determining whether and to what extent each Performance Goal has been achieved and in certifying and approving payouts to holders of Annual Performance Awards, the Committee will exclude or include, as applicable, from the calculation of the Performance Goal, applying generally accepted accounting principles, each of the applicable adjustment events identified in the Award Notice that occurs during the Performance Period and has discretion to further exclude or include, as applicable, the effect of any unusual or nonrecurring events as contemplated in Section 12.3 or any similar event that occurs during a Performance Period.
6.4No Payouts Greater than Maximum Payout. A Participant may not receive an Annual Performance Award payout greater than the Maximum Payout.
6.5Effect of Failure to Meet Minimum Threshold Level of Performance. Absent the occurrence of a Change of Control prior to the end of the Performance Period, and to the extent not

Exhibit 10.6
previously forfeited or terminated pursuant to Article 8 or 9, an Annual Performance Award will be immediately forfeited and terminated as of the end of the Performance Period if either: (i) none of the applicable Performance Goals for the Performance Period meet the minimum threshold for payment and the Committee determines that Section 12.3 does not apply, or (ii) the Committee determines that Section 12.3 applies but exercises its discretion pursuant to such Section 12.3 or Section 6.9 not to make any payment.
6.6Effect of Failure to Meet Minimum Funding Trigger. Absent the occurrence of a Change of Control prior to the end of the Performance Period, and to the extent not previously forfeited or terminated pursuant to Article 8 or 9, an Annual Performance Award will be immediately forfeited and terminated as of the end of the Performance Period if the Committee pursuant to Section 5.4 established a minimum funding trigger for any Performance Goal for any Performance Period, which if not met, would result in no payout being made to any Participant for such Performance Period and either: (i) the applicable Performance Goal for the Performance Period did not meet the minimum funding trigger for payouts to any Participant for the Performance Period and the Committee determines that Section 12.3 does not apply, or (ii) the Committee determines that Section 12.3 applies but exercises its discretion pursuant to such Section 12.3 or Section 6.9 not to make any payment.
6.7Effect of Forfeited or Cancelled Annual Performance Award. In the event an Annual Performance Award is forfeited or cancelled for any reason pursuant to Section 6.2, 6.5 or 6.6 or Article 8 or 9, or otherwise, no payout or other payment will be made in settlement of the Annual Performance Award.
6.8Payouts Subject to Applicable Law. Annual Performance Award payouts will be subject to Applicable Law and to such approvals by any governmental agencies, national securities exchanges or other third parties as may be required.
6.9Discretionary Adjustments. The Committee shall retain the discretion to adjust Annual Performance Award payouts upward or downward, either on a formula or discretionary basis or any combination, as the Committee determines.
Article 7. Manner and Timing of Payment
7.1Manner of Payment. Payment of an Annual Performance Award payout will be made to a Participant in one (1) lump sum in cash payable otherwise in accordance with the Employer’s standard payroll practices.
7.2Timing of Payment. Payment of Annual Performance Award payouts will be made as soon as possible after the Committee has determined the extent to which the applicable Performance Goals have been achieved and final payouts will be made not later than the fifteenth (15th) day of the third (3rd) month following the year in which the payment is earned in compliance with the short-term deferral exception under Treas. Reg. Sec. 1.409A-1(b)(4).
7.3Continued Employment Required Through Payment Date. Except as otherwise provided in Articles 8 and 10 or by Applicable Law, payment of any Annual Performance Award payout to any Participant is subject to the Participant’s continued active employment with the Employer through the date the Annual Performance Award payout is made to the Participant or otherwise would have been made to the Participant absent a proper deferral election.
7.4Payments in Accordance with Proper Deferral Elections. Notwithstanding any of the foregoing or any other provision of this Plan, in the event a Participant has properly elected to defer receipt of any payment pursuant to an Annual Performance Award under The Toro Company Deferred Compensation Plan (as such plan may be amended from time to time, or any similar successor plan), the Participant will receive such payment in accordance with the Participant’s deferral election.
7.5Beneficiary Designations. A Participant will be entitled to designate a beneficiary (who may be named contingently or successively) to receive any applicable Annual Performance Award payout upon such Participant's death, and in the event of such Participant's death, payment of any amounts due under this Plan will be made to such beneficiary. Each such designation shall revoke all prior designations by the same Participant, shall be in a form prescribed by the Committee, and will be effective only when filed by the Participant in writing with the Company during the Participant’s lifetime. If a deceased Participant has failed to designate a beneficiary, or if a beneficiary designated by the Participant fails to

Exhibit 10.6
survive the Participant, payment of any amounts due under this Plan will be made to the Participant's legal representatives, heirs, and legatees. If a deceased Participant has designated a beneficiary, and such beneficiary survives the Participant but dies before complete payment of all amounts due under this Plan, then such payments will be made to the legal representatives, heirs, and legatees of the beneficiary.
7.6Offset for Monies Owed by Participant. The Committee has the discretion to offset any payments to be made to a Participant under this Plan for any monies that are owed by the Participant to the Company or Employer to the extent permitted by Applicable Law.
7.7Unfunded Plan; Source of Payments. This Plan shall be unfunded. Neither the Company, the Board nor the Committee shall be required to establish any special or separate fund or to segregate any assets to ensure the performance of its obligations under this Plan. All payments and distributions to be made hereunder shall be paid from the general assets of the Company.
Article 8. Effect of Termination of Employment
The following provisions shall apply upon termination of a Participant’s employment with the Employer, except to the extent that the Committee determines otherwise pursuant to Section 8.4 (and such provisions and determinations need not be uniform among all Annual Performance Awards granted pursuant to this Plan) or the terms of another agreement between the Company and the Participant or a plan or policy of the Company applicable to the Participant specifically provides otherwise.
8.1Effect of Termination Due to Death or Disability. Subject to Article 9, in the event a Participant’s employment with the Employer is terminated by reason of the Participant’s death or Disability, then any outstanding Annual Performance Award then held by such Participant will be terminated and forfeited immediately as of such termination and a cash payout representing a pro rata portion of the Target Payout, with proration based on the number of full months the Participant was employed by the Employer during the Performance Period, will be made to the Participant (or the Participant’s beneficiary or legal representatives, heirs and legatees, as the case may be) as soon as reasonably practicable thereafter, but in no event later than sixty (60) days after the Participant’s termination of employment, except to the extent that the Participant has properly elected to defer income that may be attributable to an Annual Performance Award under a Company deferred compensation plan or arrangement. To the extent permitted by Code Section 409A, notwithstanding any provision of this Plan to the contrary, the Committee may, in its sole discretion, elect to accelerate payment of all or a portion of the amount owed to the Participant under this Plan upon the occurrence of the Participant’s death or disability (as defined in Treas. Reg. Section 1.409A-3(i)(4)) in accordance with the terms and subject to the conditions of Treas. Reg. Section 1.409A-3(j)(4).
8.2Effect of Termination Due to Qualified Retirement.
(a)Subject to Article 9, in the event a Participant’s employment with the Employer is terminated by reason of the Participant’s Qualified Retirement prior to the completion of at least six (6) full months of the Performance Period, then any outstanding Annual Performance Award then held by such Participant will be terminated and forfeited immediately as of such termination.
(b)Subject to Article 9, in the event a Participant’s employment with the Employer is terminated by reason of the Participant’s Qualified Retirement on or after the completion of at least six (6) full months of the Performance Period but prior to the date payment is made in settlement of the Annual Performance Award or would have been made had there not been a deferral election in place, then any outstanding Annual Performance Award then held by such Participant will be terminated and forfeited immediately as of such termination, and a cash payout, representing a pro rata portion of any payout earned based upon the achievement during the entire Performance Period of the applicable Performance Goals, as determined by the Committee pursuant to Article 6, with proration based on the number of full months the Participant was employed by the Employer during the Performance Period, will be made in accordance with Article 7 and the payment terms thereof, except to the extent that the Participant has properly elected to defer income that may be attributable to an Annual Performance Award under a Company deferred compensation plan or arrangement; provided, however, that if the Participant becomes employed or retained by an entity other than an Employer to render services or assume responsibilities similar to those of the position at the Employer from

Exhibit 10.6
which the Participant retires, the Annual Performance Award will be terminated and forfeited as of the date the Participant first become so employed or retained.
8.3Effect of Termination for Reasons Other than Death, Disability or Qualified Retirement. In the event a Participant’s employment with the Employer is terminated for any reason other than death, Disability or Qualified Retirement, then any outstanding Annual Performance Award then held by such Participant will be terminated and forfeited immediately as of such termination.
8.4Modification of Rights Upon Termination. Notwithstanding the other provisions of this Article 8 and subject to Article 9, upon a Participant’s termination of employment with the Employer the Committee may, in its sole discretion, cause Annual Performance Awards held by such Participant as of the effective date of such termination to terminate or be paid out following such termination of employment, in each case in the manner determined by the Committee and as permitted by Applicable Law, including without limitation Code Section 409A; provided, however, that any such action by the Committee adversely affecting any outstanding Annual Performance Award will not be effective without the consent of the affected Participant (subject to the right of the Committee to take whatever action it deems appropriate under Section 12.3 or 12.4 or Article 9).
8.5Determination of Termination of Employment. Unless the Committee otherwise determines in its sole discretion, a Participant’s employment will, for purposes of this Plan, be deemed to have terminated on the date recorded on the personnel or other records of the Employer, as determined by the Committee in its sole discretion based upon such records and will not be extended by any notice of termination of employment or severance period provided to the Participant by contract or practice of the Company or the Employer or mandated under local law, unless otherwise required by Applicable Law; provided, however, that if distribution of an Annual Performance Award subject to Code Section 409A is triggered by a termination of a Participant’s employment, such termination must also constitute a “separation from service” within the meaning of Code Section 409A.
Article 9. Additional Forfeiture Events
9.1Effect of Adverse Action. Notwithstanding anything in this Plan to the contrary and in addition to the other rights of the Committee under this Plan, including this Section 9.1, if a Participant is determined by the Committee, acting in its sole reasonable discretion, to have taken any action that would constitute an Adverse Action, (i) all rights of the Participant under this Plan and any Annual Performance Award then held by the Participant shall terminate and be forfeited without notice of any kind, and (ii) the Committee in its sole discretion may require the Participant to surrender and return to the Company all or any payments received by the Participant, during the period beginning one (1) year prior to the Participant’s termination of employment with the Company, an Affiliate or a Subsidiary, in connection with any Annual Performance Awards. This Section 9.1 shall not apply to any Participant following a Change of Control.
9.2Forfeiture or “Clawback” under Applicable Law or Company Policy. Annual Performance Awards under this Plan shall be subject to any automatic forfeiture or voluntary compensation “clawback,” forfeiture or recoupment provisions under Applicable Law and any compensation “clawback,” forfeiture or recoupment policy that the Company may adopt from time to time that is applicable by its terms to the Participant.
Article 10.

Exhibit 10.6
Article 11. Effect of Change of Control
11.1Effect of Change of Control Prior to End of Performance Period. In the event of a Change of Control and subject to the terms of any separate Change of Control or similar agreement to which a Participant is bound or Change of Control or similar policy or plan under which the Participant is covered, upon the occurrence of a Change of Control prior to the end of the Performance Period and provided the Participant is employed with an Employer through the date of the Change of Control, each Annual Performance Award will be settled by payment of the Participant’s Target Payout within sixty (60) days after the Change of Control, unless the Participant has properly elected to defer receipt of any payment pursuant to the Annual Performance Award under The Toro Company Deferred Compensation Plan (as such plan may be amended from time to time, or any similar successor plan), in which case, the Participant will receive such payment in accordance with the Participant’s deferral election.
11.2Effect of Change of Control After End of Performance Period. In the event of a Change of Control and subject to the terms of any separate Change of Control or similar agreement to which a Participant is bound or Change of Control or similar policy or plan under which the Participant is covered, upon the occurrence of a Change of Control after the end of the Performance Period but prior to the date of payment for payouts pursuant to Section 7.2, each Annual Performance Award for such completed Performance Period will be settled by payment of any payout earned based upon the achievement during the entire Performance Period of the applicable Performance Goals, as determined by the Committee pursuant to Article 6 on the date of payment for payouts pursuant to Section 7.2 provided the Participant is employed with an Employer through the last day of the Performance Period, unless the Participant has properly elected to defer receipt of any payment pursuant to the Annual Performance Award under The Toro Company Deferred Compensation Plan (as such plan may be amended from time to time, or any similar successor plan), in which case, the Participant will receive such payment in accordance with the Participant’s deferral election.
11.3Limitation on Change of Control Payments. Notwithstanding anything in Section 10.1 or 10.2 to the contrary, if, with respect to a Participant, the payment of cash in settlement of an Annual Performance Award as provided in Section 10.1 or 10.2 (which payment could be deemed a “payment” within the meaning of Code Section 280G(b)(2)), together with any other “payments” that such Participant has the right to receive from the Company or any corporation that is a member of an “affiliated group” (as defined in Code Section 1504(a) without regard to Code Section 1504(b)) of which the Company is a member, would constitute a “parachute payment” (as defined in Code Section 280G(b)(2)), then the “payments” to such Participant pursuant to Section 10.1 will be reduced to the largest amount as will result in no portion of such “payments” being subject to the excise tax imposed by Code Section 4999; provided, however, that such reduction shall be made only if the aggregate amount of the payments after such reduction exceeds the difference between (a) the amount of such payments absent such reduction minus (b) the aggregate amount of the excise tax imposed under Code Section 4999 attributable to any such excess parachute payments. Notwithstanding the foregoing sentence, if a Participant is subject to a separate agreement with the Company or an Affiliate or Subsidiary that expressly addresses the potential application of Code Sections 280G or 4999, then this Section 10.3 shall not apply and any “payments” to a Participant pursuant to Section 10.1 or 10.2 of this Plan will be treated as “payments” arising under such separate agreement; provided such separate agreement may not modify the time or form of payments under any Annual Performance Award that constitutes deferred compensation under Code Section 409A if the modification would cause such Annual Performance Award to become subject to the adverse tax consequences specified in Code Section 409A.
Article 12. Rights of Participants
12.1No Right to Employment. Nothing in this Plan shall: (a) interfere with or limit in any way the right of the Employer to terminate any Participant’s employment at any time or for any reason not prohibited by Applicable Law, or (b) confer upon any Participant any right to continue the Participant’s employment for any specified period of time. Neither an Annual Performance Award nor any benefits arising under this Plan shall constitute an employment contract with the Employer; and, accordingly, subject to Articles 3 and 10 of this Plan, the benefits hereunder may be terminated at any time in the sole and exclusive discretion of the Committee without giving rise to any liability on the part of the Employer.
12.2No Right to Future Participation. No individual shall have the right to be selected to receive an Annual Performance Award under this Plan or, having been so selected, to be selected to receive a future Annual Performance Award.

Exhibit 10.6
12.3Restrictions on Transfer. Except pursuant to testamentary will or the laws of descent and distribution or as otherwise expressly permitted by Section 7.5, no right or interest of any Participant in an Annual Performance Award prior to the payout, if any, of such Annual Performance Award will be assignable or transferable, or subjected to any lien, during the lifetime of the Participant, either voluntarily or involuntarily, directly or indirectly, by operation of law or otherwise. Any purported transfer in violation of this Section 11.3 shall be null and void.
Article 13. Amendment and Termination
13.1Amendment and Termination of this Plan. The Committee at any time and from time to time may amend, suspend, or terminate this Plan.
13.2Amendment and Termination of Annual Performance Awards. Subject to Articles 8, 9 and 10, the Committee may at any time and from time to time amend or terminate outstanding Annual Performance Awards; provided, however, that no such amendment or termination shall adversely affect in any material way any Annual Performance Award previously granted under this Plan, without the consent of the Participant holding such Annual Performance Award.
13.3Adjustment of Annual Performance Awards Upon the Occurrence of Certain Unusual or Nonrecurring Events. The Committee may amend or modify the Performance Goals or Performance Periods of any outstanding Annual Performance Awards based in whole or in part on the financial performance of the Company (or any Subsidiary or division, business unit or other sub-unit thereof) in recognition of unusual or nonrecurring events affecting the Company or the financial statements of the Company or of changes in Applicable Law or accounting principles, whenever the Committee determines that such adjustments are appropriate in order to prevent unintended dilution or enlargement of the benefits or potential benefits intended to be made available under this Plan. The determination of the Committee as to the foregoing adjustments, if any, shall be conclusive and binding on Participants under this Plan. By accepting an Annual Performance Award under this Plan, a Participant agrees to any adjustment to the Annual Performance Award made pursuant to this Section 12.3 without further consideration or action.
13.4Amendments to Conform to Law. Notwithstanding any other provision of this Plan to the contrary, the Committee may amend this Plan or an Annual Performance Award, to take effect retroactively or otherwise, as deemed necessary or advisable for the purpose of conforming this Plan or an Annual Performance Award to any present or future law relating to plans of this or similar nature, and to the administrative regulations and rulings promulgated thereunder. By accepting an Annual Performance Award under this Plan, a Participant agrees to any amendment made pursuant to this Section 12.4 to any Annual Performance Award granted under this Plan without further consideration or action.
Article 14. Tax Matters
14.1Tax Withholding. The Company, the Employer or any plan administrator of this Plan, as applicable, shall have the power and the right to deduct or withhold, or require a Participant to remit to the Company, the statutory amount reasonably determined by the Company, the Employer or any plan administrator of this Plan, as applicable, to be required to satisfy federal, state and local taxes, domestic or foreign, required by Applicable Law to be withheld with respect to any taxable event arising as a result of this Plan, including such amounts as may be calculated based on maximum applicable rates.
14.2Deferred Compensation. All Annual Performance Awards are intended to be exempt from, or in compliance with, Section 409A of the Code, and the regulations issued thereunder, and this Plan is to be construed accordingly. The Company reserves the right to take such action as the Company deems necessary or desirable to ensure Annual Performance Awards are exempt from, or comply with, Code Section 409A, and the regulations issued thereunder. Notwithstanding the foregoing, any Employee or beneficiary receiving an Annual Performance Award shall be responsible for any taxes related to such distribution, including any taxes under Code Section 409A.
14.3No Representations or Warranties Regarding Tax Effect. Notwithstanding any provision of this Plan to the contrary, the Company, its Affiliates and Subsidiaries, the Board and the Committee neither represent nor warrant the tax treatment under any federal, state, provincial, local, foreign or other laws and regulations thereunder (individually and collectively referred to as the “Tax Laws”) of any Annual Performance Award granted or any amounts paid to any Participant under this Plan

Exhibit 10.6
including when and to what extent such Annual Performance Awards or amounts may be subject to tax, penalties and interest under the Tax Laws.
Article 15. Successors
All obligations of the Company under this Plan with respect to Annual Performance Awards granted hereunder shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation or otherwise, of all or substantially all of the business or assets of the Company.
Article 16. General Provisions
16.1Usage. In this Plan, except where otherwise indicated by clear contrary intention, (a) any masculine term used herein also shall include the feminine, (b) the plural shall include the singular, and the singular shall include the plural, (c) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding such term, and (d) “or” is used in the inclusive sense of “and/or”.
16.2Severability. In the event any provision of this Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of this Plan, and this Plan shall be construed and enforced as if the illegal or invalid provision had not been included.
16.3Requirements of Law. The granting of Annual Performance Awards and payments hereunder in settlement thereof under this Plan shall be subject to all Applicable Laws and to such approvals by any governmental agencies or national securities exchanges as may be required.
16.4Retirement and Welfare Plans. Neither Annual Performance Awards made under this Plan nor cash paid pursuant to such Annual Performance Awards may be included as “compensation” for purposes of computing the benefits payable to any Participant under the Company’s or any Subsidiary’s or Affiliate’s retirement plans (both qualified and nonqualified) or welfare benefit plans unless such other plan expressly provides that such compensation shall be taken into account in computing a Participant’s benefit.
16.5Data Privacy. As a condition of receipt of any Annual Performance Award, each Participant explicitly and unambiguously consents to the collection, use, and transfer, in electronic or other form, of personal data as described in this Section 15.5 by and among, as applicable, the Company and its Affiliates and Subsidiaries for the exclusive purpose of implementing, administering, and managing this Plan and Annual Performance Awards and such Participant’s participation in this Plan. In furtherance of such implementation, administration, and management, the Company and its Affiliates and Subsidiaries may hold certain personal information about a Participant, including, but not limited to, the Participant’s name, home address, telephone number, date of birth, social security or insurance number or other identification number, salary, nationality, job title(s), information regarding any securities of the Company or any of its Affiliates and Subsidiaries, and details of all Annual Performance Awards (the “Data”). In addition to transferring the Data amongst themselves as necessary for the purpose of implementation, administration, and management of this Plan and Annual Performance Awards and the Participant’s participation in this Plan, the Company and its Affiliates and Subsidiaries may each transfer the Data to any third parties assisting the Company in the implementation, administration, and management of this Plan and Annual Performance Awards and such Participant’s participation in this Plan. Recipients of the Data may be located in the Participant’s country or elsewhere, and the Participant’s country and any given recipient’s country may have different data privacy laws and protections. By accepting an Annual Performance Award, each Participant authorizes such recipients to receive, possess, use, retain, and transfer the Data, in electronic or other form, for the purposes of assisting the Company in the implementation, administration, and management of this Plan and Annual Performance Awards and such Participant’s participation in this Plan. The Data related to a Participant will be held only as long as is necessary to implement, administer, and manage this Plan and Annual Performance Awards and the Participant’s participation in this Plan. A Participant may, at any time, view the Data held by the Company with respect to such Participant, request additional information about the storage and processing of the Data with respect to such Participant, recommend any necessary corrections to the Data with respect to the Participant, or refuse or withdraw the consents herein in writing, in any case without cost, by contacting his or her local human resources representative. However, if a Participant refuses or withdraws the consents described herein, the Company may cancel the Participant’s eligibility to participate in this Plan, and in the Committee’s sole discretion, the Participant may forfeit any outstanding Annual

Exhibit 10.6
Performance Awards. For more information on the consequences of refusal to consent or withdrawal of consent, Participants may contact their local human resources representative.
16.6Nonexclusivity of this Plan. The adoption of this Plan shall not be construed as creating any limitations on the power of the Board or Committee to adopt such other compensation arrangements as it may deem desirable for any Participant.
16.7Effect on Existing Agreements. Nothing in this Plan is intended to abrogate the rights of any Participant under any contract or agreement existing between the Participant and the Company or any Subsidiary or the Employer, or any subsequent amendments or modifications of such contract or agreement, and all Annual Performance Awards granted under this Plan and actions taken with respect to this Plan shall be subject to the terms of any contract or agreement between the Participant and the Company or any Subsidiary or the Employer.
16.8No Fiduciary Relationship. Nothing contained in this Plan, and no action taken pursuant to its provisions, will create or be construed to create a trust of any kind, or a fiduciary relationship between the Company and any Employee, former Employee, or any other person.
16.9Governing Law; Venue. This Plan and each Annual Performance Award shall be governed by the laws of the State of Minnesota, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Plan to the substantive law of another jurisdiction. Recipients of an Annual Performance Award under this Plan are deemed to submit to the exclusive jurisdiction and venue of the federal or state courts of Minnesota to resolve any and all issues that may arise out of or relate to this Plan or any related Annual Performance Award.
16.10Actions and Decision Regarding the Business or Operations of the Company. Notwithstanding anything in this Plan to the contrary, none of the Company, its Subsidiaries or Affiliates, or the Employer nor any of their respective officers, directors, employees or agents shall have any liability to any Participant (or such Participant’s beneficiaries or heirs) under this Plan or otherwise on account of any action taken, or not taken, in good faith by any of the foregoing persons with respect to the business or operations of the Company or any Affiliates or Subsidiaries or the Employer.